FOR IMMEDIATE RELEASE

eROOMSYSTEM TECHNOLOGIES, INC. REPORTS THIRD QUARTER OPERATING RESULTS

LAKEWOOD, New Jersey -November 15, 2007 - eRoomSystem Technologies, Inc. (OTCBB: ERMS), a supplier of in-room technological amenities for the lodging industry, yesterday announced its financial results for the three and nine months ended September 30, 2007.

For the three months ended September 30, 2007, ERMS reported revenues of $318,367 as compared to $307,135 for the three months ended September 30, 2006. Gross profit was $206,222 for the three months ended September 30, 2007 as compared to $177,659 for the same period in 2006. Gross margin increased to 64.8% for the quarter as compared to 57.8% during the same period in fiscal 2006. For the three months ended September 30, 2007, ERMS realized net income of $153,318 or $0.01 per basic share, as compared to net income of $28,905, or $0.00 per basic share in the same period in 2006, an increase of $124,413.

For the nine months ended September 30, 2007, ERMS reported revenues of $947,980 as compared to $1,024,347 for the nine months ended September 30, 2006. Gross profit was $579,118 for the nine months ended September 30, 2007 as compared to $583,903 for the same period in 2006. Gross margin increased to 61.1% for the nine months ended September 30, 2007 as compared to 57% during the same period in fiscal 2006. For the nine months ended September 30, 2007, ERMS realized net income of $366,175 or $0.02 per basic share, as compared to net income of $113,677, or $0.00 per basic share, in the same period in 2006.

As of September 30, 2007, the balance sheet of ERMS reflected cash of $2,139,232, an investment in marketable securities of $14,075 and a note receivable in the amount of $155,416. As of September 30, 2007, ERMS had working capital of $2,299,577, as compared to working capital of $1,599,398 as of December 31, 2006, an increase of $700,179. As of September 30, 2007, stockholders equity was $2,993,895, as compared to $2,664,563 as of December 31, 2006, an increase of $329,332.

About eRoomSystem Technologies, Inc.:
eRoomSystem Technologies, Inc. is a full service in-room provider for the lodging and travel industry. Its intelligent in-room computer platform and communications network supports eRoomSystem's line of fully automated and interactive refreshment centers, room safes and other applications. eRoomSystem's products are installed in major hotel chains both domestically and internationally. eRoomSystem is a publicly traded company listed on the Over The Counter Bulletin Board under the symbol “ERMS”. You can visit eRoomSystem Technologies, Inc. on the worldwide web at www.eroomsystem.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
NOTE: The foregoing is news relating to ERMS and contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to ERMS or its management, including without limitation, ERMS and its subsidiaries, are intended to identify such forward-looking statements. The actual results, performance or achievements of ERMS could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the most recently filed Annual Report on Form 10-KSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by ERMS and is meant purely for informational purposes.

Press/Investor Contact:
eRoomSystem Technologies, Inc.
investor@eroomsystem.com